UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2010

MAKO Surgical Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-33966	20-1901148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 Davie Road

Fort Lauderdale, Florida 33317

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (954) 927-2044

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2010, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of MAKO Surgical Corp. (the “Company”) approved the terms and conditions set forth in the Employment Agreement (the “Leparmentier Agreement”) between the Company and Richard Leparmentier, effective as of March 29, 2010 (the “Effective Date”). Mr. Leparmentier has been appointed to the position of Senior Vice President of Engineering of the Company with his duties to commence as of the Effective Date.

The Leparmentier Agreement provides for a one-year initial term of employment and for automatic renewal for successive one-year terms. Under the terms of the Leparmentier Agreement, Mr. Leparmentier will receive an annual base salary of $232,500 and will have the opportunity to earn an annual performance cash bonus based on his individual performance and the Company’s performance. Additionally, pursuant to the terms of the Leparmentier Agreement, as of the Effective Date, the Committee granted Mr. Leparmentier 75,000 incentive stock options to purchase shares of the Company’s common stock under the Company’s 2008 Omnibus Incentive Plan.

The Leparmentier Agreement provides for certain reimbursements and allowances to Mr. Leparmentier in a total amount of up to $129,000 in connection with his relocation to Florida, including reimbursement of reasonable, preapproved relocation expenses, travel expenses, temporary housing expenses, and closing costs associated with the purchase of a Florida residence. The Leparmentier Agreement also provides for reimbursement of up to $16,000 in reasonable expenses relating to Mr. Leparmentier’s professional education. In the event that Mr. Leparmentier’s employment with the Company is terminated for any reason, other than good reason, during the first twenty-four months after the Effective Date, Mr. Leparmentier will be required to repay a prorated share of the relocation and professional education payments.

If Mr. Leparmentier’s employment with the Company is terminated without cause or if Mr. Leparmentier resigns for good reason, the Leparmentier Agreement provides for severance payments equal to six months of his annual base salary and the costs of continuation of his health benefits for six months.

The foregoing description of the terms and conditions of Mr. Leparmentier’s employment with the Company is qualified in its entirety by reference to the Leparmentier Agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K and incorporated in its entirety by this reference.

From 2007 to 2010, Mr. Leparmentier served as U.S. VP of Design and Engineering for ASML, a Dutch lithography equipment company. From 1995 to 2006, Mr. Leparmentier held various positions with GE Healthcare, including Vice President of OEC-Surgery Engineering, a leader in surgical x-ray and navigation equipment, Engineering Manager for radiography products in China, and Lead System Designer for radiographic products in Buc, France. Mr. Leparmentier holds an engineering degree in Biology and Micromechanics from Ecole Politechnique in France.

On March 19, 2010, the Committee approved the terms and conditions set forth in the First Amended and Restated Employment Agreement (the “Abovitz Agreement”) between the Company and Rony Abovitz, effective as of the Effective Date, pursuant to which Mr. Abovitz transitioned from Senior Vice President to a non-executive officer position of Chief Visionary Officer and Co-Founder of the Company.

The Abovitz Agreement provides for a one-year initial term of employment and for automatic renewal for successive one-year terms. Under the terms of the Abovitz Agreement, Mr. Abovitz will receive an annual base salary of $148,891 and will have the opportunity to earn an annual performance cash bonus based on his individual performance and the Company’s performance. Additionally, pursuant to the terms of the Abovitz Agreement, as of the Effective Date, the Committee granted Mr. Abovitz 40,000 incentive stock options to purchase shares of the Company’s common stock under the Company’s 2008 Omnibus Incentive Plan.

If Mr. Abovitz’s employment with the Company is terminated without cause or if Mr. Abovitz resigns for good reason, the Abovitz Agreement provides for severance payments equal to twelve months of his annual base salary and the costs of continuation of his health benefits for six months.

The foregoing description of the terms and conditions of Mr. Abovitz’s employment with the Company is qualified in its entirety by reference to the Abovitz Agreement, a copy of which is attached as Exhibit 10.2 to this Form 8-K and incorporated in its entirety by this reference.

The Company issued a press release on March 29, 2010, a copy of which is attached hereto as Exhibit 99.1, in connection with the appointment of Mr. Leparmentier as a Senior Vice President of the Company, the transition of Mr. Abovitz to a non-executive officer position of the Company, and the appointment of James E. Keller as a Senior Vice President of the Company. The appointment of Mr. Keller was previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on March 24, 2010.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement between MAKO Surgical Corp. and Richard Leparmentier, effective as of March 29, 2010
10.2	First Amended and Restated Employment Agreement between MAKO Surgical Corp. and Rony Abovitz, effective as of March 29, 2010
99.1	Press Release issued by MAKO Surgical Corp. on March 29, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MAKO Surgical Corp.

Date: March 29, 2010	By:	/s/	Menashe R. Frank
Menashe R. Frank, Senior Vice President, General Counsel and Secretary